Exhibit 99.1

IMH Financial Corporation Announces October 2013 Sale of Preferred Equity Interest in Joint Venture

FOR IMMEDIATE RELEASE

SCOTTSDALE, ARIZONA - On October 11, 2013, IMH Financial Corp. (the “Company” or “IMH”), through its wholly-owned subsidiaries, Royal Multifamily Ventures 2013-1, LLC and Royal Multifamily Promote 2013-1, LLC, (together the “IMH Entities”) completed the sale of its equity interests in a multifamily portfolio comprised of 14 separate apartment communities across six states.

The IMH Entities originally entered into a limited liability agreement with other unrelated parties for the purpose of acquiring these properties in February 2013. In exchange for its investment of $15 million in preferred equity, the IMH Entities were entitled to receive a 15% annualized preferred return plus certain other financial benefits.

The gain on sale, interest income, and other related net cash flows received in excess of the original investment totaled approximately $5.5 million. While final results are unaudited at this time, IMH expects that this transaction will cumulatively represent a simple cash-on-cash return to the Company in excess of 35%, and an annualized yield in excess of 50%.

Will Meris, President of IMH, expressed his pleasure with this transaction. “In addition to pursuing various development and other initiatives in connection with our legacy assets, IMH has actively sought to make new real estate based investments. This apartment portfolio is a great example of one such opportunity. When we decided to participate in this joint venture, we believed that the investment offered compelling potential returns to IMH on multiple fronts, including the potential to realize considerable upside through any future liquidation event. In the meantime, we believed that the income-producing nature of these assets would provide meaningful cash flow to the Company. Although we initially measured the likely holding period of this investment in years, not months, we were hard pressed to ignore a purchase offer that allowed IMH to realize such elevated returns across such an abbreviated timeframe.”

This transaction is consistent with the Company’s new investment strategy described in previous SEC filings. Management believes that bringing this investment full cycle helps to underscore the Company’s ability to act opportunistically and achieve favorable investment returns in the current market environment.

Meris further noted, “IMH possesses a strong network of real estate professionals, banks, brokers and other financial intermediaries, through which it receives deal flow. As markets continue to undulate, the Company will seek to continue to uncover and fund what it views as attractive real estate based debt and equity opportunities.”

About IMH Financial Corporation
IMH Financial Corporation is a Scottsdale, Arizona based real estate lender and investor. As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to IFC, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements
Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view,” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC.

These forward looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.